              As filed with the Securities and Exchange Commission
                                on March 13, 1998
                                                           Registration No. 333-
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       -----------------------------------

                     CHILDREN'S COMPREHENSIVE SERVICES, INC.
                     ---------------------------------------
             (Exact name of registrant as specified in its charter)

                                    TENNESSEE
                                    ---------
         (State or other jurisdiction of incorporation or organization)

                                   62-1240866
                                   ----------
                      (I.R.S. employer identification no.)

                         3401 WEST END AVENUE, SUITE 500
                         NASHVILLE, TENNESSEE 37203-1070
                         -------------------------------
                    (Address of principal executive offices)

                     CHILDREN'S COMPREHENSIVE SERVICES, INC.
                            1997 STOCK INCENTIVE PLAN
                            -------------------------
                            (Full title of the plan)


                               DONALD B. WHITFIELD
                            VICE PRESIDENT OF FINANCE
                         3401 WEST END AVENUE, SUITE 500
                         NASHVILLE, TENNESSEE 37203-1070
                         -------------------------------
                     (Name and address of agent for service)

                                 (615) 383-0376
                                 --------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                                                 PROPOSED
                                                        PROPOSED                 MAXIMUM
  TITLE OF SECURITIES         AMOUNT TO BE          MAXIMUM OFFERING       AGGREGATE OFFERING           AMOUNT OF
   TO BE REGISTERED          REGISTERED (1)        PRICE PER SHARE(2)             PRICE              REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
COMMON STOCK,               1,000,000 SHARE            ($18.31)              ($18,310,000)              ($5,402)
  $0.01 PAR VALUE
---------------------------------------------------------------------------------------------------------------------

(1) This figure represents the aggregate number of shares of Common Stock being registered hereby for purchase by employees and outside directors under the Children's Comprehensive Services, Inc. 1997 Stock Incentive Plan (the "Plan"). There are also registered an undetermined number of additional shares of Common Stock that may become available for purchase in accordance with the provisions of the Plan in the event of certain changes in the outstanding shares of Common Stock of the Company such as a stock dividend or stock split or a change in corporate structure such as a merger, reorganization, consolidation or recapitalization.

(2) Estimated solely for purposes of calculating the registration fee and based on, pursuant to Rule 457(h)(1) and 457(c), the average of the high and low prices as reported on NASDAQ as of March 9, 1998, of the shares of Common Stock of Children's Comprehensive Services, Inc. being registered.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents filed by Children's Comprehensive Services, Inc. (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated by reference as of their respective dates:

         (1) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

         (2) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1997 and December 31, 1997;

         (3) The Registrant's Current Report on Form 8-K filed June 2, 1997, as amended by Form 8-KA filed August 18, 1997; and

         (4) The description of the Registrant's Common Stock contained in the Registration Statement on Form 10 dated August 28, 1987, as amended or updated pursuant to the Exchange Act.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4.  Description of Securities.

         Inapplicable.

Item 5.  Interests of Named Experts and Counsel.

         Inapplicable.

Item 6.  Indemnification of Directors and Officers.

         The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith,
(ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interest of the corporation, and (iii) in connection with any criminal proceeding, the director of officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if such director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

         According to the Company's Restated Charter, to the fullest extent permitted by applicable law, no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, provided, however, that a director shall be so liable, to the extent provided by applicable law,

(i) for breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, or (iii) pursuant to
Section 48-8-304 of the TBCA when and if enacted.

         With respect to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), other than an action by or in the right of the Company, the Company's Bylaws require the Company to indemnify any person who was (or is) made (or threatened to be made) a party to such an action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving in such capacity for another entity at the request of the Company). Indemnification must be provided for amounts actually and reasonably incurred by such person in connection with the action, suit or proceeding to the extent the amounts incurred represent expenses (including attorneys' fees), judgments, fines or amounts paid in settlement, but only if and to the extent the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the Company (and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful).

         With respect to any action or suit by or in the right of the Company, the Bylaws require indemnification similar to that described above (with the same good faith and reasonable belief limitations) for expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, except that no indemnification shall be provided with respect to any matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless, and only to the extent that, the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person fairly and reasonably is entitled to indemnity for those expenses that the court deems proper.

         If and to the extent a person to be indemnified under the provisions described in the preceding paragraphs is successful on the merits or otherwise in defense of the relevant action, suit or proceeding, the indemnification described above will be provided, notwithstanding any limitations that would otherwise apply. However, in no case will indemnification be provided in a specific case (unless ordered by a court) unless and until such indemnification is specifically authorized after a determination that the person to be indemnified met the applicable standard of conduct, which determination shall be made either by a majority vote of a quorum of those directors of the Company who are not parties to the relevant action, suit or proceeding or, if such a quorum is not obtainable (or even if obtainable, a quorum of disinterested directors so directs), by independent legal counsel in a written opinion or by the shareholders of the Company.

         The Bylaws permit the Company to pay any amounts representing expenses incurred by any person to be indemnified by the Company under the provisions described above in advance of the final disposition of the relevant action, suit or proceeding, if and to the extent such advance payment is specifically authorized by the Board of Directors on a case by case basis, upon receipt of an undertaking by or on behalf of the person to be indemnified to repay such amounts unless it shall ultimately be determined that such person is entitled to indemnification by the Company for such expenses.

         The Bylaws also authorize the Board of Directors of the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company (or is or was serving in such capacity for another entity at the request of the Company) against any liability asserted against and incurred by such person in such capacity, whether or not the Company would have the power to indemnify such person against such liability under the indemnification provisions of the Bylaws.

         The Registrant has in effect a directors' and officers' liability insurance policy which provides coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against a director or officer for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim. Under the policy, the insurer also agrees to pay, in certain cases, for the defense of any claim made against a director or officer for a wrongful act by such director or officer.

Item 7.  Exemption from Registration Claimed.

         Inapplicable.

Item 8.  Exhibits

         Exhibit 4.1 Children's Comprehensive Services, Inc. 1997 Stock Incentive Plan (incorporated herein by reference from Registrant's Form 10-K for the fiscal year ended June 30, 1997, dated September 29, 1997 (File No. 0-16162))

         Exhibit 5.1    Opinion of Bass, Berry & Sims PLC

         Exhibit 23.1   Consent of Bass, Berry & Sims PLC (included in Exhibit
                        5.1)

         Exhibit 23.2   Consent of Ernst & Young LLP, Independent Auditors

         Exhibit 24.1 Power of Attorney (included on signature page to this Registration Statement)

Item 9. Undertakings.

         A. The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 13th day of March, 1998.


                                  CHILDREN'S COMPREHENSIVE SERVICES, INC.


                                  By: /s/ William J Ballard
                                     ------------------------------------------
                                          William J Ballard
                                          Chairman and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints William J Ballard and Donald B. Whitfield, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


               Signature                                          Title                          Date
               ---------                                          -----                          ----

/s/ William J Ballard                              Chairman, Chief Executive                March 13, 1998
---------------------------------------            Officer and Director
William J Ballard

/s/ Amy S. Harrison                                Vice-Chairman, President and             March 13, 1998
---------------------------------------            Director
Amy S. Harrison


/s/ Martha A. Petrey                               Executive Vice President and             March 13, 1998
---------------------------------------            Director
Martha A Petrey, Pd.D.


/s/ Stephen H. Norris                              Executive Vice President                 March 13, 1998
---------------------------------------
Stephen H. Norris


/s/ H. Neil Campbell                               Executive Vice President                 March 13, 1998
---------------------------------------
H. Neil Campbell


/s/ Donald B. Whitfield                            Vice President - Finance and             March 13, 1998
---------------------------------------            Chief Financial Officer
Donald B. Whitfield

               Signature                                          Title                          Date
               ---------                                          -----                          ----

/s/ John C. Edmunds                                Vice President, Secretary and            March 13, 1998
----------------------------------------           Treasurer
John C. Edmunds

/s/ Thomas B. Clark                                Director                                 March 13, 1998
----------------------------------------
Thomas B. Clark

/s/ Joseph A. Fernandez                            Director                                 March 13, 1998
----------------------------------------
Joseph A. Fernandez, Ed.D.

/s/ David L. Warnock                               Director                                 March 13, 1998
----------------------------------------
David L. Warnock

                                  EXHIBIT INDEX

       Exhibit
       Number     Description
       ------     -----------

         4.1      Children's Comprehensive Services, Inc. 1997 Stock Incentive Plan (incorporated herein by reference from Registrant's 10-K for the fiscal year ended June 30, 1997, dated September 29,
                  1997 (File No. 0-16162))

         5.1      Opinion of Bass, Berry & Sims PLC

         23.1     Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

         23.2     Consent of Ernst & Young LLP, Independent Auditors

         24.1     Power of Attorney (included on signature page to this Registration Statement)